                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               XYLAN CORPORATION
                                       AT
                              $37.00 NET PER SHARE
                                       BY

                             ZEUS ACQUISITION CORP.
                     A WHOLLY-OWNED INDIRECT SUBSIDIARY OF

                                    ALCATEL

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON FRIDAY, APRIL 2, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 90% OF THE OUTSTANDING SHARES AND IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE SECTIONS 14 AND 15.

  THE BOARD OF DIRECTORS OF XYLAN CORPORATION (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, APPROVED AND ADOPTED THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE EMPLOYMENT AGREEMENT (AS TO WHICH STEVE Y. KIM ABSTAINED) AS DESCRIBED HEREIN AND DETERMINED THAT EACH OF THE OFFER, THE MERGER, THE STOCK OPTION AGREEMENT AND THE MERGER AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE
SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO
                                   THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's shares of common stock, par value $0.001 per share (including the associated Preferred Share Purchase Rights) (collectively, the "Shares"), of the Company should either (1) complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and (a) mail or deliver the Letter of Transmittal and any other required documents together with the certificate(s) evidencing tendered Shares to the Depositary or (b) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                                LEHMAN BROTHERS

March 8, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
INTRODUCTION.....................................................    1
THE TENDER OFFER
 1.  Terms of the Offer; Proration; Expiration Date..............    4
 2.  Acceptance for Payment and Payment for Shares...............    6
 3.  Procedures for Accepting the Offer and Tendering Shares.....    6
 4.  Withdrawal Rights...........................................    9
 5.  Certain Federal Income Tax Consequences.....................    9
 6.  Price Range of Shares; Dividends............................   10
 7.  Certain Information Concerning the Company..................   10
 8.  Certain Information Concerning Purchaser and Parent.........   12
 9.  Financing of the Offer and the Merger.......................   13
10.  Background of the Offer; Contacts with the Company; The        14
     Merger Agreement; Shareholder Agreements; Stock Option
     Agreement; Employment Agreement.............................
11.  Purpose of the Offer; Plans for the Company After the Offer    30
     and the Merger; Other Matters...............................
12.  Dividends and Distributions.................................   32
13.  Effect of the Offer on the Market for the Shares, Exchange     33
     Listing and Exchange Act Registration.......................
14.  Certain Conditions of the Offer.............................   33
15.  Certain Legal Matters and Regulatory Approvals..............   35
16.  Fees and Expenses...........................................   38
17.  Miscellaneous...............................................   38
SCHEDULE I
  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER.......   40

To the Holders of Common Stock of
  XYLAN CORPORATION:

                                  INTRODUCTION

     Zeus Acquisition Corp., a corporation organized and existing under the laws of the State of California ("Purchaser") and a wholly-owned indirect subsidiary of Alcatel, a corporation organized and existing under the laws of France ("Parent" or "Alcatel"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share (including the associated Preferred Share Purchase Rights) (collectively, "Company Common Stock" or "Shares"), of Xylan Corporation, a corporation organized and existing under the laws of the State of California (the "Company"), at a price of $37.00 per Share (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), net to the seller in cash (subject to applicable withholding of taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all fees and expenses of Lehman Brothers Inc. ("Lehman Brothers"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), The Bank of New York (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 90% OF THE OUTSTANDING SHARES (THE "MINIMUM CONDITION") AND IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 1, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the California General Corporation Law (the "CGCL"), Purchaser will be merged with and into the Company (the "Merger"), the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly-owned indirect subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each remaining outstanding Share (other than Shares owned by Parent, Purchaser or any direct or indirect wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time ("Ineligible Shares") and Shares held by shareholders who properly perfect their dissenters' rights under the CGCL ("Dissenting Shares")) will be converted automatically into the right to receive the Offer Price, without interest. The Merger Agreement is more fully described in Section 10.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, APPROVED AND ADOPTED THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE EMPLOYMENT AGREEMENT (AS TO WHICH MR. KIM ABSTAINED) AS DESCRIBED HEREIN AND DETERMINED THAT EACH OF THE OFFER, THE MERGER, THE STOCK OPTION AGREEMENT AND THE MERGER AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Merger Agreement provides that, in the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer and provided that certain other conditions have been met, Purchaser may, in its sole discretion, either (i) extend the Offer or (ii) amend the Offer to provide that, in the event (A) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (without giving effect to the potential issuance of any Shares issuable upon exercise of the Stock Option Agreement) and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding Shares, Purchaser will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned by Purchaser, will equal 49.99% of the Shares then outstanding (the "Revised Minimum Number"), and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that Purchaser may, but will not in any event be required to accept for payment, and pay for, any Shares if less than the Revised Minimum Number of Shares is tendered pursuant to the Offer and not withdrawn at the applicable expiration date).

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company, if required by the CGCL. See Sections 11 and 14. Under the CGCL, if Purchaser acquires, pursuant to the Offer, the Stock Option Agreement or otherwise, at least 90% of the Shares then outstanding, it will be able to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the shareholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance of and payment for Shares by Purchaser pursuant to the Offer, without a meeting of shareholders of the Company, in accordance with Section 1110 of the CGCL. Under the CGCL, the Merger may not be accomplished for cash paid to the shareholders of the Company if Purchaser or Parent owns, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares, unless either all the shareholders of the Company consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. If Purchaser does not acquire at least 90% of the Shares then outstanding as of any scheduled expiration date of the Offer, pursuant to the Offer, the Stock Option Agreement or otherwise, and Purchaser instead waives the Minimum Condition and amends the Offer pursuant to the immediately preceding paragraph, then Purchaser would own upon consummation of the Offer 49.99% of the Shares then outstanding, and would thereafter solicit the approval of the Merger and the Merger Agreement by a vote of the shareholders of the Company. Under such circumstances, a significantly longer period of time will be required to effect the Merger. See Sections 10 and 11.

     Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement, the Company entered into the stock option agreement, dated March 1, 1999 (the "Stock Option Agreement"), with Parent and Purchaser. Pursuant to the Stock Option Agreement, the Company granted to Purchaser an irrevocable option (the "Top-Up Stock Option") to purchase that number of Shares (the "Top-Up Option Shares") equal to the number of Shares that, when added to the number of Shares owned by Purchaser, Parent and their subsidiaries immediately following consummation of the Offer, will constitute 90% of the Shares then outstanding at a cash purchase price per Top-Up Option Share equal to the Offer Price, subject to the terms and conditions set forth in the Stock Option Agreement, including, without limitation, that the number of Shares to be issued under the Top-Up Stock Option may not exceed the number of authorized Shares available for issuance. If the Top-Up Stock Option is exercised by Purchaser (resulting in Purchaser owning 90% or more of the Shares then outstanding), Purchaser will be able to effect a short-form Merger under the CGCL, subject to the terms and conditions of the Merger Agreement.

     As a further condition and inducement to Parent's and Purchaser's entering into the Merger Agreement, certain shareholders of the Company, including Steve
Y. Kim, Yuri Pikover and John Walecka, directors and/or executive officers of the Company, and certain trusts formed by them (the "Shareholders"), entered into shareholder agreements, each dated as of March 1, 1999 (the "Shareholder Agreements"), with Parent and Purchaser. Subject to the terms and conditions of the Shareholder Agreements, each of the Shareholders has, among other things,
(i) agreed to tender pursuant to the Offer all Shares beneficially owned by such Shareholder, (ii) except for Mr. Walecka, granted to Purchaser an irrevocable option to purchase the Shares subject to the Shareholder Agreements at a cash purchase price per Share equal to the Offer Price, (iii) agreed to vote such Shares in favor of the approval and adoption of the Merger and the Merger Agreement and (iv) granted to Parent and certain officers of Parent an irrevocable proxy to vote such Shares in favor of the transactions contemplated by the Merger Agreement. The Shares owned by the Shareholders (excluding options) and subject to the Shareholder Agreements, 4,943,705 Shares, constituted approximately 11.6% of the Shares represented by the Company to be outstanding as of February 23, 1999. See
Section 10.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and subject to reduction in the number of Shares subject to the Offer to a number equal to the Revised Minimum Number, Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, April 2, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

     If on the Expiration Date, all conditions to the Offer will not have been satisfied or waived, Purchaser may, from time to time, in its sole discretion, extend the Expiration Date until a date not later than June 30, 1999. However, if the HSR/Foreign Antitrust Condition (as defined in Section 14) has not been satisfied or waived at the Expiration Date, Purchaser may extend the Expiration Date until a date not later than September 30, 1999, and Parent and Purchaser have agreed to exercise their reasonable best efforts to comply with any requests of the United States Department of Justice (the "DOJ"), the United States Federal Trade Commission (the "FTC") or similar foreign governmental entity. In addition, at the request of the Company, Purchaser will extend the Expiration Date (i) in one or more periods of not more than five business days (but in no event later than April 30, 1999), if (A) any of the conditions set forth in Section 14 has not been satisfied or waived at the Expiration Date, (B) such condition is reasonably capable of being satisfied by the Company, (C) the Company exercises its reasonable best efforts to cause such condition to be satisfied and (D) the Company is in compliance with all of its covenants in the Merger Agreement, (ii) for five business days in the event that the Minimum Condition has not been satisfied at the first scheduled Expiration Date or (iii) until a date not later than September 30, 1999, only if the HSR/Foreign Antitrust Condition (as defined in Section 14) has not been satisfied or waived at the Expiration Date and the Company exercises its reasonable best efforts to comply with any second requests of the DOJ, FTC or similar foreign governmental entity. Purchaser may also extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") applicable to the Offer, without the consent of the Company.

     The Merger Agreement provides that, except as described below, Purchaser will not (i) amend or waive the Minimum Condition, (ii) decrease the Offer Price, (iii) decrease the number of Shares sought or (iv) amend any other condition of the Offer in any manner adverse to the holders of the Shares without the written consent of the Company (such consent to be authorized by the Company Board or a duly authorized committee thereof). Nevertheless, in the event the Minimum Condition is not satisfied on any Expiration Date and the Company has not given to Purchaser a notice to extend the Expiration Date pursuant to clause (ii) of the immediately preceding paragraph, Purchaser may, in its sole discretion, either (i) extend the Offer pursuant to the above paragraph or (ii) amend the Offer to provide that, in the event (A) the Minimum Condition is not satisfied at the next scheduled Expiration Date (without giving effect to the potential issuance of any Shares issuable upon exercise of the Stock Option Agreement) and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date is more than 50% of the then outstanding Shares, Purchaser will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned by Purchaser, will equal the Revised Minimum Number, and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that Purchaser may, but will not in any event be required to accept for payment, and pay for, any Shares if less than the Revised Minimum Number of Shares is tendered pursuant to the Offer and not withdrawn at the applicable Expiration Date).

     In addition to Purchaser's rights to extend and amend the Offer at any time in its sole discretion, but subject to the provisions of the Merger Agreement, Purchaser (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for, and may delay the acceptance for payment of, or payment for, any tendered Shares, and (ii) may terminate the Offer or amend the Offer as to any Shares not then paid for, if any of the conditions specified in Section 14 exists. Purchaser acknowledges that (a) Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Purchaser is required to give oral or written notice of any extension, delay, termination or amendment of the Offer to the Depositary. Any such extension, delay, termination or amendment will also be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase or decrease the number of Shares being sought or to increase or decrease the Offer Price, such increase or decrease in the number of Shares being sought or such increase or decrease in the Offer Price will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer. If at the time notice of any such increase or decrease in the number of Shares being sought or such increase or decrease in the Offer Price is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day, other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Under no circumstances will interest on the Offer Price for the Shares be paid, regardless of any extension of the Offer or delay in making such payment. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. See Section 4.

     If proration is required as a result of any reduction in the number of Shares subject to the Offer to a number equal to the Revised Minimum Number, then, because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, Purchaser would not expect to announce the final results of proration until approximately seven Nasdaq National Market System ("Nasdaq") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Depositary and may also be able to obtain such preliminary information from their brokers. Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and subject to reduction in the number of Shares subject to the Offer to a number equal to the Revised Minimum Number, Purchaser will accept for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as soon as Purchaser is legally permitted to do so under applicable law. The obligation of Purchaser to consummate the Offer and to accept for payment, and to pay for, all Shares validly tendered and not properly withdrawn will be subject to the satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions to the Offer set forth in Section 14. Subject to applicable rules and regulations of the SEC and to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in
Section 15 or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from each participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to validly tendering shareholders whose Shares have been accepted for payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including because of proration, if any), Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender. In order for a shareholder to tender validly Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY OF SHARE CERTIFICATES WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY A TIMELY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not validly tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal must accompany each such delivery.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates evidencing such Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary on or prior to the Expiration Date as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which trading occurs on Nasdaq.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any condition to the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after March 1,
1999). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     The acceptance for payment by Purchaser of Shares validly tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     BACKUP WITHHOLDING. UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN SHAREHOLDERS PURSUANT TO THE OFFER ("BACKUP WITHHOLDING"), UNLESS SUCH SHAREHOLDER PROVIDES THE DEPOSITARY WITH APPROPRIATE CERTIFICATION SUCH AS THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND A CERTIFICATION THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4.  WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 7, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law. Under no circumstances will interest on the Offer Price for the Shares be paid, regardless of any extension of the Offer or delay in making such payment.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawal of Shares may not be rescinded and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time on or prior to the Expiration Date by following one of the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or to the Merger will be a taxable transaction to the shareholders of the Company for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. This will be the case whether a shareholder of the Company sells Shares pursuant to the Offer, the Merger or both.

     A tendering shareholder whose Shares are accepted for purchase pursuant to the Offer generally will recognize gain or loss on the date the Offer is consummated in an amount equal to the difference between (i) the amount of cash received by the shareholder in exchange for his Shares and (ii) such shareholder's tax basis in the Shares accepted for purchase. A shareholder who receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss at the Effective Time in an amount equal to the difference between (i) the amount of cash received by the shareholder in exchange for his Shares and
(ii) such shareholder's tax basis in the Shares surrendered.

     Gain or loss will be capital gain or loss if the Shares were capital assets in the hands of the shareholder, and will be long-term capital gain or loss if, at the time of the exchange, the Shares were held by the shareholder for more than 12 months. Under present U.S. federal law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations.

     The Offer and the Merger will not be a taxable transaction to Parent, Purchaser or the Company.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, INCLUDING SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS AND CHANGES IN SUCH TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares have been trading on Nasdaq since March 12, 1996 under the symbol "XYLN." The following table sets forth, for the quarters indicated, the high and low closing sales prices per Share as reported on Nasdaq. The Company has not paid any dividends on the Shares during the periods set forth below.

                                                      HIGH      LOW
                                                     ------    ------
1997:
  First Quarter....................................  $36.13    $17.13
  Second Quarter...................................   22.63     13.63
  Third Quarter....................................   24.56     15.50
  Fourth Quarter...................................   23.38     14.50
1998:
  First Quarter....................................  $26.13    $14.00
  Second Quarter...................................   30.25     21.38
  Third Quarter....................................   31.06     10.50
  Fourth Quarter...................................   21.63     10.69
1999:
  First Quarter (through March 5)..................  $36.25    $18.38

     On March 1, 1999, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $26.94. On March 5, 1999, the last full trading day prior to the date of this Offer to Purchase, the closing price per Share as reported on Nasdaq was $36.25. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of Purchaser, Parent or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Parent or the Dealer Manager.

     General. The Company is a corporation organized and existing under the laws of the State of California with its principal executive offices located at 26707 West Agoura Road, Calabasas, California 91302. The Company is a leading provider of high-bandwidth switching systems that enhance the performance of existing local area networks and facilitate migration to next-generation networking technologies such as Asynchronous Transfer Mode.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the "Form 10-Q"). More comprehensive information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

                                                                                NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                               -----------------------------   -------------------
                                                 1997       1996      1995       1998       1997
                                               --------   --------   -------   --------   --------
                                                                                   (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue......................................  $210,849   $128,456   $29,662   $250,181   $146,647
Cost of revenue..............................    92,551     57,830    15,418    108,205     64,636
                                               --------   --------   -------   --------   --------
  Gross profit...............................   118,298     70,626    14,244    141,976     82,011
                                               --------   --------   -------   --------   --------
Operating expenses:
  Research and development...................    25,875     15,823     7,154     29,522     18,363
  Sales and marketing........................    60,356     32,590    13,011     65,661     42,234
  General and administrative.................     7,013      4,397     3,593      6,975      4,969
                                               --------   --------   -------   --------   --------
          Total operating expenses...........    93,244     52,810    23,758    102,158     65,566
                                               --------   --------   -------   --------   --------
Operating income (loss)......................    25,054     17,816    (9,514)    39,818     16,445
  Interest income, net.......................     6,694      5,240        73      4,044      5,190
                                               --------   --------   -------   --------   --------
Income (loss) before income taxes............    31,748     23,056    (9,441)    43,862     21,635
  Income tax expense.........................     7,621      7,811        --     15,436      4,070
                                               --------   --------   -------   --------   --------
Net income (loss)............................  $ 24,127   $ 15,245   $(9,441)  $ 28,426   $ 17,565
                                               ========   ========   =======   ========   ========
Net income (loss) per share(1):
  Basic......................................  $   0.57   $   0.43   $ (0.91)  $   0.66   $   0.41
  Diluted....................................  $   0.52   $   0.33   $ (0.91)  $   0.60   $   0.38
                                               ========   ========   =======   ========   ========
Shares used in per share computation(1):
  Basic......................................    42,550     35,870    10,320     43,063     42,398
  Diluted....................................    46,796     46,381    10,320     47,593     46,822
                                               ========   ========   =======   ========   ========

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1997       1996         1998
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $ 79,088   $112,981      $45,429
Investments.................................................    59,382     27,785       77,299
Working capital.............................................   124,934    134,615       97,421
Total assets................................................   250,906    207,251      260,777
Capital lease obligations, long-term........................        17        206           --
Net shareholders' equity....................................   216,100    185,638      212,298

---------------
(1) See Note 1 of Notes to Consolidated Financial Statements in the Form 10-K for an explanation of the determination of the number of shares used to compute net income (loss) per share.

     The Company did not furnish Parent or Purchaser with any financial projections in connection with the discussions and negotiations described in
Section 10.

     Available Information. The Shares are registered under the Exchange Act and the Company is therefore subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. Except as otherwise stated in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Purchaser is a newly incorporated corporation organized and existing under the laws of the State of California. Purchaser was organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. The principal offices of Purchaser are located at 640 Bercut Drive, Sacramento, California 95814. Purchaser is a wholly-owned indirect subsidiary of Parent.

     Parent is a corporation organized and existing under the laws of France. Its principal offices are located at 54, rue La Boetie, 75008 Paris, France. Parent is a world leader in providing equipment and systems for the telecommunications sector. Parent has operations in over 100 countries and has a strong market base in Europe, where it currently generates approximately 60% of its consolidated net sales, and a growing presence in North America with approximately 15% of its consolidated net sales.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in Schedule I hereto.

     Parent is a distributor of the Company's products. Through their original equipment manufacturer partnership, Parent resells the Company's products under its own name pursuant to the International Distributor Agreement, dated March 13, 1995 (the "Resale Agreement"), between Alcatel N.V. and the Company. This arrangement is not exclusive, and Parent can cease marketing the Company's products at its option with limited notice and with little or no penalty. In addition, the Resale Agreement generally provides for flat discounts. Pursuant to the related Product and Technology Agreement, dated March 13, 1995, between Alcatel Data Networks, S.A. ("ADN") and the Company, Parent also has certain manufacturing rights and has the right to purchase from the Company certain of the Company's technologies. For the nine months ended September 30, 1998, Parent accounted for approximately $42.9 million, or 17%, of the Company's total revenues. For the year ended December 31, 1997, Parent accounted for approximately $24.5 million, or 11.6%, of the Company's total revenues. For the year ended December 31, 1996, Parent accounted for less than 10% of the Company's total revenues.

     On March 13, 1995, the Company entered into a 1995 Shareholder Agreement with ADN and certain other of the Company's investors, including Steve Y. Kim and Yuri Pikover (the "1995 Shareholder Agreement"). The 1995 Shareholder Agreement provides Parent with a right of first refusal on transfers of voting stock by the investors and Messrs. Kim and Pikover to third parties, except in cases of permitted transfers, including transfers of voting shares to partners, as set forth in the 1995 Shareholder Agreement. The 1995 Shareholder Agreement also provides the Company with a right of first refusal on transfers of voting stock by ADN to third parties, except in cases of permitted transfers, as set forth in the 1995 Shareholder Agreement.

     Parent currently beneficially owns 2,814,244 Shares (constituting approximately 6.6% of the total number of Shares represented by the Company to be outstanding as of February 23, 1999) with respect to which it shares voting and dispositive power with ADN. Pursuant to the Shareholder Agreements, Parent and Purchaser may be deemed to beneficially own an additional 4,943,705 Shares (excluding options) with respect to which they share voting and dispositive power. Parent and Purchaser are thus deemed to beneficially own approximately 18.3% and 11.6%, respectively, of the total number of Shares represented by the Company to be outstanding as of February 23, 1999. If the Top-Up Stock Option is exercised by Purchaser, Parent and Purchaser would be deemed to beneficially own the number of Shares (which is currently indeterminable) that would aggregate 90% of the Shares then outstanding.

     Except as described in this Offer to Purchase and in the Shareholder Agreements and the Stock Option Agreement, (i) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase, or any affiliate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above, or any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, the Shareholder Agreements and the Stock Option Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Section 8, since January 1, 1996, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contacts, negotiations or transactions between any of Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 7. The financial and other information of Parent's included in Parent's Form 20-F for the year ended December 31, 1997 and Parent's Form 6-K for the month of October 1998 is incorporated herein by reference.

9.  FINANCING OF THE OFFER AND THE MERGER.

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $2.0 billion. Purchaser will obtain all of such funds from Parent. Parent currently intends to provide such funds from cash on hand.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; SHAREHOLDER AGREEMENTS; STOCK OPTION AGREEMENT; EMPLOYMENT AGREEMENT.

BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     On March 13, 1995, ADN purchased 1,982,122 shares of Series C Preferred Stock of the Company, representing approximately 18% of the outstanding shares of capital stock of the Company at that time. In connection therewith, subsidiaries of Alcatel entered into the Resale Agreement, the Product and Technology Agreement and the 1995 Shareholder Agreement.

     From October 1997 to July 1998, various discussions occurred regarding the formation of a joint venture to be owned equally by Alcatel and Xylan for the development of future multimedia technologies. The discussions also involved the acquisition by Alcatel of additional shares of Xylan.

     On June 9, 1998, representatives of the Enterprise & Data Networks Division ("EDD") of Alcatel recommended to the Alcatel Telecom Executive Committee that Alcatel explore alternatives to strengthen Alcatel's existing business relationship with the Company. One of these alternatives was a possible acquisition of the Company.

     On July 9, 1998, Jean-Pierre Halbron, Senior Executive Vice President of Alcatel, Olivier Baujard, President of EDD, Jacques Dunogue, President of the Telecom Sector of Alcatel and Steve Kim met in Richardson, Texas regarding a potential transaction. At this meeting, the parties continued their previous discussions regarding the formation of a joint venture for the development of future multimedia technologies.

     On August 26, 1998, executive officers of the Company, Jean-Luc Abaziou, President of ADN and certain additional officers of Alcatel met in Ashburn, Virginia to discuss the development of a core switch based on the Company's hardware and Alcatel's software. However, no agreement was reached on the development of the switch or the joint venture.

     In September 1998, Mr. Kim and Mr. Abaziou held further discussions regarding potential technical partnering arrangements between the parties. However, subsequent discussions did not produce any definitive agreements between the parties.

     On January 7, 1999, Joelle Gauthier, Vice President Corporate Data Business Unit of EDD, requested a meeting with Olivier Houssin, Executive Vice
President -- Telecom Sector of Alcatel, Mr. Kim and Ms. Gauthier in Calabasas, California to review strategic issues. A meeting for later in the month was confirmed.

     From January 26-28, 1999, Joelle Gauthier and Olivier Houssin met with Steve Kim and Yuri Pikover to discuss a potential acquisition of the Company by Alcatel. The parties continued their discussions over the next day regarding technology and marketing synergies. Both parties agreed that they would direct their respective management teams and financial and legal representatives to prepare a proposal and agreed to schedule a meeting in New York on February 21-22 to discuss further details of a potential acquisition.

     On February 2, 1999, representatives from Lehman Brothers met with senior executives of Alcatel to discuss a potential acquisition of the Company, including possible structures and financial terms. During the first two weeks of February, senior management of Alcatel, Proskauer Rose LLP, Alcatel's legal counsel ("Proskauer"), and Lehman Brothers worked together to create a structure for the potential acquisition of the Company.

     On February 15, 1999, Olivier Houssin telephoned Steve Kim to inform him that Alcatel had been studying various transaction structures and would prepare a proposal by the end of the week, which was confirmed two days later during a telephone call between Lehman Brothers and Morgan Stanley & Co. Incorporated ("Morgan Stanley").

     On February 18, 1999, Lehman Brothers sent the Company a term sheet, via Morgan Stanley, outlining a potential transaction structure.

     On February 19, 1999, representatives from Morgan Stanley, Venture Law Group, Lehman Brothers and Simpson Thacher & Bartlett ("Simpson Thacher"), legal counsel to Morgan Stanley, held a conference call to discuss the term sheet. The terms included a tender offer which would have given senior management of the Company an equity interest of the bidder, and an earn-out arrangement for those executives of the Company that would have had an equity interest in the bidder. The Company determined that the earn-out arrangement would be unfavorable and proposed an alternative structure, which Morgan Stanley conveyed to Lehman Brothers.

     On February 21-22, 1999, Jean-Pierre Halbron, Olivier Houssin, Jean-Christophe Giroux, Vice President of Financial Operations of Alcatel, and representatives from Lehman Brothers and Proskauer met with Messrs. Kim and Pikover and representatives from Morgan Stanley, Venture Law Group and Simpson Thacher at Proskauer's offices in New York. The talks involved a proposal for a cash tender offer followed by a merger which would be subject to completion of customary due diligence and the negotiation of definitive agreements.

     From February 24 through February 26, representatives from Alcatel, Proskauer, Lehman Brothers and Arthur Andersen, Alcatel's accountants, conducted due diligence at the Company's headquarters in Calabasas, California. During such period, Alcatel, the Company and their respective legal and financial advisors conducted further negotiations of the terms of the transaction, including the terms of the Shareholder Agreements and the Stock Option Agreement.

     On March 1, 1999, the Board of Directors of Alcatel met to discuss the proposed transaction. In addition, Alcatel's Board received a fairness opinion from Lehman Brothers regarding the terms of the transaction. Following discussion among the directors, Alcatel's Board unanimously approved the transaction.

     Also on March 1, 1999, the Company Board held a special meeting via video and teleconference, in which all of the members were present. Morgan Stanley made a presentation regarding certain financial analyses it had performed in connection with its review of the Offer and the Merger, and rendered its oral opinion, subsequently confirmed in writing, that, subject to certain assumptions and qualifications, the consideration to be received by the holders of Company Common Stock (other than Parent and its affiliates) in the Offer and the Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view. Morgan Stanley also reviewed its discussions with other potential acquirors and reported no change in status from its report to the Company Board on February 28, 1999. Representatives of Venture Law Group also gave a presentation regarding the various legal aspects of the transaction as well as a summary of the principal terms of the Merger Agreement. At the conclusion of the meeting, the Company Board unanimously approved the Offer, the Merger, the Merger Agreement, the Stock Option Agreement and the Employment Agreement (as to which Mr. Kim abstained), determined that the Offer, the Merger, the Stock Option Agreement and the Merger Agreement are fair to and in the best interests of the shareholders of the Company and recommended that the shareholders of the Company accept the Offer and tender their Shares pursuant thereto.

     In the evening of March 1, 1999, the Merger Agreement, the Shareholder Agreements, the Stock Option Agreement and the Employment Agreement were executed and a joint press release was issued by Alcatel and the Company before the opening of the US stock markets on March 2, 1999 announcing the transaction.

     On March 8, 1999, Purchaser commenced the Offer.

THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Parent with the SEC in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable (but in no event later than five business days after the public announcement of the execution of the Merger Agreement). Purchaser has commenced the Offer in accordance with the terms of the Merger Agreement.

     Subject to the terms of the Merger Agreement and (i) the satisfaction of the Minimum Condition and (ii) the satisfaction or waiver of the other conditions set forth in Section 14, Purchaser will use reasonable best efforts to consummate the Offer in accordance with its terms and to accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as Purchaser is legally permitted to do so under applicable law.

     Extension or Amendment of the Offer. If on the Expiration Date, all conditions to the Offer will not have been satisfied or waived, Purchaser may, from time to time, in its sole discretion, extend the Expiration Date until a date not later than June 30, 1999. However, if the HSR/Foreign Antitrust Condition (as defined in Section 14) has not been satisfied or waived at the Expiration Date, Purchaser may extend the Expiration Date until a date not later than September 30, 1999, and Parent and Purchaser will exercise their reasonable best efforts to comply with any requests of the DOJ, FTC or similar foreign governmental entity. Without limiting these rights of Purchaser to extend the Offer, at the request of the Company, Purchaser will, and Parent will cause Purchaser to, extend the Expiration Date (i) in one or more periods of not more than five business days (but in no event later than April 30, 1999), if (A) any of the conditions set forth in Section 14 have not been satisfied or waived at the Expiration Date, (B) such condition is reasonably capable of being satisfied by the Company, (C) the Company exercises its reasonable best efforts to cause such condition to be satisfied and (D) the Company is in compliance with all of its covenants in the Merger Agreement, (ii) for five business days in the event that the Minimum Condition has not been satisfied at the first scheduled Expiration Date or (iii) until a date not later than September 30, 1999, only if the HSR/Foreign Antitrust Condition has not been satisfied or waived at the Expiration Date and the Company exercises its reasonable best efforts to comply with any second requests of the DOJ, FTC or similar foreign governmental entity. In addition, Purchaser may increase the Offer Price and the Offer may be extended to the extent required by law in connection with such increase, in each case, without the consent of the Company.

     Subject to the immediately succeeding sentence, Purchaser may not (i) amend or waive the Minimum Condition, (ii) decrease the Offer Price, (iii) decrease the number of Shares sought or (iv) amend any other condition of the Offer in any manner adverse to the holders of the Shares without the written consent of the Company (such consent to be authorized by the Company Board or a duly authorized committee thereof). In the event the Minimum Condition is not satisfied on any scheduled Expiration Date and the Company has not given to Purchaser a notice to extend the Expiration Date pursuant to clause (ii) of the immediately preceding paragraph, Purchaser may, in its sole discretion, either
(i) extend the Offer pursuant to the above paragraph or (ii) amend the Offer to provide that, in the event (A) the Minimum Condition is not satisfied at the next scheduled Expiration Date (without giving effect to the potential issuance of any Shares issuable upon exercise of the Stock Option Agreement) and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date is more than 50% of the then outstanding Shares, Purchaser will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned by Purchaser, will equal the Revised Minimum Number, and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that Purchaser may, but will not in any event be required to accept for payment, and pay for, any Shares if less than the Revised Minimum Number of Shares is tendered pursuant to the Offer and not withdrawn at the applicable Expiration Date). If Purchaser purchases a number of Shares equal to the Revised Minimum Number, without the prior written consent of Purchaser prior to the termination of the Merger Agreement, the Company may not take any action whatsoever to increase the percentage of Shares owned by Purchaser in excess of the Revised Minimum Number.

     Board Representation; Directors. The Merger Agreement provides that promptly upon the acceptance for payment by Parent or any of its subsidiaries for Shares purchased pursuant to the Offer, and from time to time thereafter as Shares are acquired by Parent or any of its subsidiaries, Parent will be entitled to designate such number of directors, rounded up to the next greatest whole number, on the Company Board as will give Parent representation on the Company Board equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent or any of their affiliates (including Shares accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its affiliates, which would not include Parent, Purchaser or its affiliates) bears to the number of Shares outstanding. However, if Purchaser has acquired the Revised Minimum Number of Shares in the Offer, such number of directors will be rounded up to the greatest whole number plus one to give Purchaser at least a majority of the members of the Company Board. Furthermore, in the event that Purchaser's designees are appointed or elected to the Company Board, until the Effective Time the Company Board will have at least one director who is a director on the date of the Merger Agreement and who is not an executive officer of the Company (the "Independent Director"). At such times, the Company will also cause (i) each committee of the Company Board, (ii) if requested by Parent, the board of directors of each of the Company's subsidiaries and (iii) if requested by Parent, each committee of such subsidiaries' boards to include persons designated by Parent constituting the same percentage of each such committee or board as Parent's designees are of the Company Board. The Company will, upon request by Parent, promptly increase the size of the Company Board or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be elected or appointed to the Company Board and will cause Parent's designees to be so elected or appointed.

     Following the election or appointment of Parent's designees and prior to the Effective Time, the approval of a majority of the Independent Directors will be required to authorize (i) any amendment that would be adverse to the holders of Shares, (ii) any termination of the Merger Agreement by the Company, (iii) any consent by the Company to any extension of the time for performance of any of the obligations or other acts of Parent or Purchaser, (iv) any waiver by the Company of compliance with any of the covenants or conditions contained in the Merger Agreement for the benefit of the Company or any other rights of the Company under the Merger Agreement or (v) the exercise of any of the Company's rights, remedies or benefits under the Merger Agreement.

     The Merger. Following completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the CGCL, at the Effective Time Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will be a wholly-owned indirect subsidiary of Parent. Upon consummation of the Merger, each Ineligible Share will be canceled and retired without payment of any consideration thereof.

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement also provides that, at the Effective Time, the Articles of Incorporation of Purchaser as in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation, and further provides that the By-Laws of Purchaser as in effect immediately prior to the Effective Time will be the By-Laws of the Surviving Corporation.

  Conversion of Securities.  At the Effective Time, by virtue of the Merger:

     (a) each Ineligible Share will cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist;

     (b) each issued and outstanding Share, other than Dissenting Shares and Ineligible Shares, will be converted automatically into the right to receive the Offer Price, without interest (the "Merger Consideration"). All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of the certificate or certificates evidencing such Shares;

     (c) Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

     (d) All other capital stock of the Company will be canceled and retired and will cease to exist, and no Merger Consideration or other consideration will be issued or delivered in exchange therefor.

     Stock Options; Stock Purchase Plan. At the Effective Time, all options to purchase Company Common Stock granted under the Company's 1993 Stock Incentive Plan, as amended to date (the "1993 Plan"), the Company's 1996 Stock Plan (the "1996 Plan"), the Company's 1998 Employee Stock Option Plan (the "1998 Plan") and the Company's 1996 Directors' Stock Option Plan (the "Directors' Plan" and, together with the 1993 Plan, the 1996 Plan and the 1998 Plan, the "Stock Option Plans") or pursuant to any other arrangement adopted by the Company Board to provide options, warrants or other rights to purchase capital stock of the Company (in any such case, an "Option") then outstanding will be subject to the following paragraphs.

     Except as provided below, at the Effective Time, the Company's obligations with respect to each outstanding Option, whether vested or unvested, will, by virtue of the Merger Agreement and without any further action of the Company, Parent, Purchaser or the holder of any Option, be assumed by Parent. Parent will make such assumption in such manner that (i) Parent is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) to the extent that Section 424 of the Code does not apply to such Option, Parent would be such a corporation were Section 424 of the Code applicable to such Option. After the Effective Time, all references to the Company in the Stock Option Plans and the applicable stock option agreements will be deemed to refer to Parent as issuer and the Company as the employer of the holders of Options, as applicable. Each Option assumed by Parent under the Merger Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Stock Option Plan and the applicable stock option agreement as in effect immediately prior to the Effective Time, except that (i) such Option will be exercisable for that number of Parent American Depositary Shares ("ADSs") equal to the product of the number of shares of Company Common Stock that were purchasable under such Option immediately prior to the Effective Time multiplied by the quotient determined by dividing the Merger Consideration by the fair market value of the ADSs, rounded down to the nearest whole number of ADSs, and (ii) the per share exercise price for the ADSs issuable upon exercise of such assumed Option will be equal to the exercise price per share of Company Common Stock at which such Option was exercisable immediately prior to the Effective Time multiplied by the quotient determined by dividing the fair market value of the ADSs by the Merger Consideration, and rounding the resulting exercise price up to the nearest whole cent. For purposes of the Merger Agreement, the fair market value of the ADSs is based on the average of the closing prices per share for the five trading days immediately following (but not including) the date on which the Effective Time occurs, as reported in The Wall Street Journal.

     Nevertheless, subject to such procedures as may be established by Parent, each holder of an Option granted under the 1993 Plan will have the right to elect to receive with regard to such Option either of the following amounts: (i) a cash payment equal to the product of (x) the number of Shares underlying the vested portion of such unexercised Option and (y) the excess of the Merger Consideration over the per share exercise price of the unexercised Option; or
(ii) the number of Options exercisable for ADSs determined under the conversion formula set forth in the immediately preceding paragraph. In addition, each outstanding Option granted to a director under the Directors' Plan will terminate at the Effective Time.

     The Merger Agreement further provides that, with respect to the Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), the Company will take all actions as are necessary to cause the "exercise date" (referred to as the last day of the "Offering Period," as such term is used in the Stock Purchase Plan) applicable to the then current Offering Period to be the last trading day on which the Company Common Stock is traded on Nasdaq, immediately prior to the Effective Time (the "New Purchase Date"). Such change in the "exercise date" will be conditioned upon the consummation of the Merger. On the New Purchase Date, the Company will apply the funds credited as of such date under the Stock Purchase Plan within each participant's payroll withholdings account to the purchase of whole Shares in accordance with the terms of the Stock Purchase Plan. The cost to each participant in the Stock Purchase Plan for the Shares will be the lower of 95% of the closing sale price of Company Common Stock, as reported on Nasdaq on (i) the first day of the then current Offering Period or (ii) the last trading day prior to the New Purchase

Date. Prior to the Effective Time, the Company will take (or cause to be taken) all actions as are necessary or appropriate to effectuate the termination of the Stock Purchase Plan prior to the Effective Time in accordance with its terms and the Code, the Employee Retirement Income Security Act of 1974, as amended, and other applicable law.

     Proxy Statement; Shareholders Meeting. The Merger Agreement provides that, if required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, will, in accordance with applicable law:

          (a) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement;

          (b) prepare and file with the SEC a preliminary proxy statement relating to the Merger and the Merger Agreement and use its best efforts to obtain and furnish the information required to be included by the SEC in the proxy statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement to be mailed to its shareholders;

          (c) include in the proxy statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement; and

          (d) use its best efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of the shareholders required under California law to effect the Merger.

     Under the Merger Agreement, Parent will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries or affiliates controlled by Parent in favor of the approval of the Merger and the approval and adoption of the Merger Agreement.

     Nevertheless, in the event that Parent, Purchaser or any other subsidiary of Parent acquires in the aggregate a number of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise sufficient to enable Purchaser or the Company to cause the Merger to become effective without a meeting of shareholders of the Company, the parties will, at the request of Parent and subject to terms and conditions of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition without a meeting of shareholders of the Company in accordance with Section 1110 of the CGCL.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including the following representations by the Company: organization and qualification; subsidiaries; Articles of Incorporation and By-Laws; capitalization; authority relative to the Merger Agreement; material contracts; no conflict, required filings and consents; rights plan; SEC filings, financial statements; absence of certain changes or events; no undisclosed liabilities; absence of litigation; employee benefit plans; employment agreements; labor matters; restrictions on business activities; title to property; taxes; environmental matters; brokers; intellectual property; vote required; opinion of financial advisor; and year 2000 compliance.

     Rights Plan. In the Merger Agreement, the Company has represented that the Company Board has approved, and the Company and The First National Bank of Boston, as Rights Agent, have entered into, an amendment to the Preferred Shares Rights Agreement (the "Rights Amendment"). Under the Rights Amendment, neither the execution, delivery and performance of the Merger Agreement or the Stock Option Agreement nor the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stock Option Agreement (the "Transactions") will result in the distribution of separate certificates representing rights or the occurrence of a Distribution Date or a "flip-in" or "flip-over" event (as such terms are defined in the Preferred Shares Rights Agreement).

     Conduct of Business. Under the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement or the Effective Time, unless Parent otherwise agrees in writing and unless otherwise expressly permitted under the Merger Agreement, the Company will conduct its business and will cause the businesses of its subsidiaries to be conducted, and the Company and its subsidiaries will not take any action except, in the ordinary course of business and in a manner consistent with past practice. The Company will also use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, neither the Company nor any of its subsidiaries will, during the period from the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, unless otherwise expressly permitted under the Merger Agreement:

          (a) amend or otherwise change the Company's or any of its subsidiaries' Articles of Incorporation or By-Laws, or other equivalent organizational documents;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any of its subsidiaries or affiliates (except for the issuance of Shares pursuant to the exercise of Options under the Stock Option Plans, which Options are outstanding on the date of the Merger Agreement);

          (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

          (d) amend or change the period (or permit any acceleration, amendment or change) of exercisability of Options granted under the Stock Option Plans or the Stock Purchase Plan or other than as expressly provided in the second paragraph under "Stock Options" above, authorize cash payments in exchange for any such Options;

          (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent,
     (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the above;

          (f) sell, transfer, license, sublicense or otherwise dispose of any material Company intellectual property (other than in the ordinary course of business consistent with past practice) or amend or modify any existing agreements with respect to any material Company intellectual property or third-party intellectual property rights;

          (g) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances except to employees in the ordinary course consistent with past practice; (iii) enter into or amend any contract or agreement other than in the ordinary course of business; (iv) authorize or make any capital expenditures or purchases of fixed assets that are not currently budgeted and that in the aggregate exceed $500,000; (v) terminate any material contract or amend any of its material terms (other than amendments to existing credit arrangements designed to remedy defaults thereunder); or
     (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this subparagraph;

          (h) increase the compensation payable or to become payable to its employees, officers or directors or grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, director or officer of the Company or any of its subsidiaries or establish, adopt, enter into, terminate or amend any employee benefit plan (except as may otherwise be required by applicable law);

          (i) take any action, other than as required by United States Generally Accepted Accounting Principles, to change accounting policies or procedures or cash maintenance policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable);

          (j) make any material tax election inconsistent with past practice or settle or compromise any material tax liability, except to the extent the amount of any such settlement or compromise has been reserved for on the consolidated financial statements contained in the Company's SEC reports, or would not have a Company Material Adverse Effect. "Company Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole. In determining whether there has been a Company Material Adverse Effect, any adverse effect attributable to the following will be disregarded: (i) general economic or business conditions; (ii) general industry conditions;
     (iii) the taking of any action permitted or required by the Merger Agreement; (iv) a reduction in purchases of products from the Company by International Business Machines Corporation or Parent; (v) a reduction or delay in purchases of products from the Company as a direct result of the public announcement or pendency of the Offer; or (vi) the breach by Parent or Purchaser of the Merger Agreement; and in each case to the extent that such adverse effect is attributable to such event. With respect to clause
     (v) of this paragraph, the Company will bear the burden of proof (which will be established through documentary evidence) in any proceeding with regard to establishing that any reduction in purchases was attributable to or results from the direct effect of the public announcement or pendency of the Offer;

          (k) pay, discharge, settle or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

          (l) except as may be required by law, take any action to terminate or amend any employee benefit plan;

          (m) permit any material increase in the number of employees of the Company or any of its subsidiaries employed by the Company or any of its subsidiaries, as the case may be, on the date of the Merger Agreement; or

          (n) take or fail to take, or agree in writing or otherwise to take or fail to take, any of the actions described in (a) through (m) above, or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants under the Merger Agreement or result in any of the conditions to the Merger not being satisfied.

     No Solicitation. The Merger Agreement provides that the Company will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and will direct it and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage, participate in or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, tender offer, consolidation or similar transaction involving, or any purchase of 15% or more of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Merger Agreement further provides that the Company will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and will direct it and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of the Merger Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. However, nothing contained in the Merger Agreement prevents the Company or the Company Board from (i) complying with Rules 14e-2 and 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal or
(ii) at any time prior to the earlier to occur of (x) payment for shares of Company Common Stock pursuant to the Offer or (y) the approval of the Merger by the requisite vote of the shareholders of the Company, (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal (so long as such proposal did not result from a breach of the provisions of this paragraph) if the Company Board receives from the person so requesting such information an executed confidentiality agreement with customary terms; or (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that (x) in each such case referred to in clause (A) or (B) above, the Company Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (y) in the case referred to in clause (B) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal"). Nevertheless, the Company may not, except as permitted by the following paragraph, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal or enter into any agreement with respect to any Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties previously conducted with respect to any of the above matters. The Company has agreed that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this paragraph of the above obligations.

     In addition, the Merger Agreement provides that neither the Company Board nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal by a third party or (iii) enter into a definitive agreement regarding any third-party Acquisition Proposal unless, in the case of each of the preceding clauses, the Company Board has (A) determined in good faith, based on the advise of outside counsel, that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (B) determined in good faith, after receiving advice from its financial advisor that the Acquisition Proposal is superior, from a financial point of view, to the Offer and the Merger, that such Acquisition Proposal is a Superior Proposal.

     The Company will notify Parent promptly (but in any event within 24 hours) if any such inquiries, proposals or offers are received by, any such information requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter will keep Parent informed, on a current basis, of any material changes in the status and content of any such proposals or offers and the status of any such negotiations or discussions. The Company also will promptly request each person that has previously executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information that has been furnished to such person by or on behalf of it or any of its subsidiaries.

     Indemnification. The Merger Agreement provides that the Articles of Incorporation of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Articles of Incorporation and By-Laws of the Company, which provisions may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who between the date of the Merger Agreement and the Effective Time were directors or officers of the Company, unless such modification is required by law.

     After the time that Parent's designees have been elected to, and constitute a majority of, the Company Board (the "Appointment Date"), the Surviving Corporation will, and Parent will cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-Laws, to indemnify and hold harmless each director and officer of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission by such director or officer by virtue of his holding the office of director or officer occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation and Parent and (ii) neither the Surviving Corporation nor Parent will be liable for any settlement effected without its written consent (which consent may not be unreasonably withheld).

     Furthermore, for a period of six years after the Effective Time, Parent will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (although Parent may substitute policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time. However, Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance (such 150% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. If such insurance coverage cannot be obtained at all, Parent will purchase all available extended reporting periods with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this paragraph, does not exceed the Maximum Premium. The Company has represented to Parent that the Maximum Premium is $342,482. Parent agrees, and will cause the Company not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this paragraph.

     Listing of ADSs. The Merger Agreement provides that Parent will use its best efforts to cause the shares of Parent ADSs issuable upon exercise of the Options assumed by Parent to be approved for listing on the New York Stock Exchange.

     Expenses. The Merger Agreement provides that the Surviving Corporation will pay all charges and expenses in connection with the conversion of securities in the Merger. Except as otherwise provided under "Termination; Fees and Expenses" below, all other costs and expenses incurred in connection with the Merger Agreement, the Stock Option Agreement and the Transactions will be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the proxy statement and printing and mailing the proxy statement will be shared equally by Parent and the Company.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

          (a) The Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement have been approved and adopted by the requisite vote of the shareholders of the Company to the extent required by the CGCL and the Articles of Incorporation of the Company;

          (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or governmental entity or other similar binding legal restraint or prohibition preventing the consummation of the Merger is in effect, and there has not been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

          (c) Parent, Purchaser or their affiliates have purchased, or caused to be purchased, the Shares pursuant to the Offer.

     Termination; Fees and Expenses. The Merger Agreement and the Transactions may be terminated or abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

          (a) by mutual written consent duly authorized by the respective boards of directors of Parent and the Company (including the Independent Director); or

          (b) by either Parent or the Company if the Merger has not been consummated by September 1, 2000 (provided that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either Parent or the Company if (i) a court of competent jurisdiction or governmental entity has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger or (ii) any action is taken or any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Offer or the Merger which makes the consummation of the Offer or the Merger illegal; or

          (d) by either Parent or the Company, if the Company Common Stock has not been purchased pursuant to the Offer prior to June 30, 1999 (provided that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure to consummate the Offer before that date). If a request for additional information is received from a governmental entity pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or applicable non-United States laws regulating competition, antitrust, investment or exchange controls, such date will be extended to the 90th day following acknowledgment by such governmental entity that Parent and the Company have complied with such request, but in no event will such date be extended to a date later than September 30, 1999; or

          (e) as long as Company Common Stock has not been purchased pursuant to the Offer by Parent, if any actions described in paragraph (e) in Section 14 has occurred; or

          (f) as long as Company Common Stock has not been purchased pursuant to the Offer, by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement or if any representation or warranty of the Company, has become untrue, in either case, such that the breach would give rise to the failure of a condition set forth in Section 14 (a "Terminating Breach"). Nevertheless, if such Terminating Breach is curable prior to the expiration of 30 days from its occurrence (but in no event later than April 30, 1999) by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate the Merger Agreement until the expiration of such period without such Terminating Breach having been cured; or

          (g) by Parent, if, due to an occurrence, not involving a breach by Parent or Purchaser of its obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Section 14, Parent, Purchaser or any of their affiliates has failed to commence the Offer on or prior to the fifth business day following the date of the initial public announcement of the Offer; or

          (h) by Parent or the Company, if the Offer has expired or has been terminated in accordance with the terms set forth in the Merger Agreement (including the conditions set forth in Section 14) without any Company Common Stock having been purchased pursuant to the Offer; or

          (i) by the Company, if Parent or Purchaser has failed to perform or comply in any material respect with any material obligation, agreement or covenant to be performed or complied with by it under the Merger Agreement. However, if such failure of performance or compliance is curable prior to the expiration of 30 days from its occurrence (but in no event later than June 30, 1999) by Parent or Purchaser through the exercise of their respective reasonable best efforts, the Company may not terminate the Merger Agreement until the expiration of such period without such failure of performance or compliance having been cured; or

          (j) by the Company to allow the Company to enter into a definitive agreement with respect to a Superior Proposal, provided that the Company has complied with all the provisions described under "No Solicitation" above, including the notice provisions.

     In the event of the termination of the Merger Agreement and the abandonment of the Transactions, the Merger Agreement will become void and there will be no liability on the part of any party (or any of its affiliates, directors, officers, employees, agents, legal and financial advisors or other representatives) except (i) under the provisions of the Merger Agreement relating to fees and expenses and survival of the representations and warranties and (ii) nothing in the Merger Agreement will relieve any party from liability or damages resulting from any breach of the Merger Agreement.

     Except as described under "Expenses" above and as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Merger is consummated.

     The Company has agreed to pay Parent a fee of $54,000,000 (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of Parent, not in excess of $3,000,000, relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of Parent's counsel), upon the earliest to occur of the following events:

          (i) the termination of the Merger Agreement by Parent pursuant to clause (e) above; or

          (ii) the termination of the Merger Agreement by Parent or the Company pursuant to clause (d) or (h) above if, at the time of termination, an Acquisition Proposal has been publicly announced and not withdrawn and, within six months from the date of termination, the Company enters into an agreement or letter of intent concerning a transaction that would constitute an Acquisition Proposal and such transaction is subsequently consummated; or

          (iii) the termination of the Merger Agreement by the Company pursuant to clause (j) above; or

          (iv) the termination of the Merger Agreement by Parent pursuant to clause (f) above upon a Terminating Breach and (A) such Terminating Breach was other than a breach of a representation or warranty not within the control of the Company, (B) at the time of termination an Acquisition Proposal has been publicly announced and not withdrawn, (C) within six months from the date of termination, the Company enters into an agreement or letter of intent concerning a transaction that would constitute an Acquisition Proposal and (D) such transaction is subsequently consummated.

SHAREHOLDER AGREEMENTS

     For purposes of this section:

     "Covered Shares" means the Owned Shares and the Shares Under Option.

     "Owned Shares" means all the shares of Company Common Stock beneficially owned by the Shareholder on the date of the Shareholder Agreements (other than Shares Under Option), including any securities of the Company entitled, or which may be entitled, to vote generally in the election of directors that are beneficially owned by the Shareholder.

     "Shares Under Option" means all the shares of Company Common Stock that are subject to options, securities convertible into, exchangeable or exercisable for any such shares, or any voting debt of the Company beneficially owned by the Shareholder.

     Tender of Shares. Pursuant to the Shareholder Agreements and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Shareholders, who beneficially own in the aggregate approximately 11.6% of the outstanding shares of Company Common Stock, have agreed to tender and sell all their Owned Shares pursuant to the Offer and not to withdraw any Owned Shares that have been tendered unless the Offer is terminated or has expired.

     Voting of Owned Shares; Proxy. Each Shareholder Agreement provides that, during the period commencing on the date of such Shareholder Agreement and continuing until the earlier of (x) the consummation of the Offer and (y) the termination of such Shareholder Agreement (such period being referred to as the "Voting Period"), at any meeting (whether annual or special, and whether or not an adjourned or postponed) of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, subject to the absence of a preliminary or permanent injunction or other requirement under applicable law by any United States federal, state or foreign court barring such action, each Shareholder will vote (or cause to be voted) all Owned Shares: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and such Shareholder Agreement; and (ii) against any action or agreement that would impede, interfere with or prevent the Merger, including any Acquisition Proposal.

     Under the Shareholder Agreements, each Shareholder has granted to Parent and certain officers of Parent, during the Voting Period, an irrevocable proxy to vote such Shareholder's Owned Shares or grant a consent or approval in respect of such Shareholder's Owned Shares (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and (ii) against any action or agreement that would impede, interfere with or prevent the Offer or the Merger, including any Acquisition Proposal. The Shareholders may not enter into any agreement, arrangement or understanding with any person the effect of which would be inconsistent or violative of the above provisions and agreements.

     Irrevocable Option. In addition, each Shareholder, except for John Walecka, has granted Purchaser an irrevocable option (the "Irrevocable Option") to purchase any or all of such Shareholder's Owned Shares and Shares Under Option (to the extent exercisable on the date that Parent notifies such Shareholder that it intends to exercise the Irrevocable Option) at a price per share equal to the Offer Price. The Irrevocable Option will become exercisable immediately prior to, but contingent upon, the consummation of a transaction contemplated by the Acquisition Proposal referred to in clause (ii) below, if:
(i) the Merger Agreement is terminated and Parent would be entitled, or following such time may be entitled, to receive the Fee in connection with such termination and (ii) the Company enters into a letter of intent or definitive agreement with respect to a transaction contemplated by an Acquisition Proposal within six months after such termination. The Irrevocable Option will cease to be exercisable immediately following the consummation of such a transaction.

     The Irrevocable Option will become and remain exercisable so that Purchaser will have the right and ability to exercise the Irrevocable Option and deliver the Shares issuable upon such exercise and to receive the consideration payable for such Shares in connection with the consummation of the transaction contemplated by the Acquisition Proposal. However, if at the scheduled closing date for the transaction contemplated by the Acquisition Proposal, Parent or Purchaser is legally prohibited from exercising the Irrevocable Option as to all or any portion of the Owned Shares or Shares Under Option (including by reason of a failure on the party of Parent and Purchaser to comply fully with the requirements of the HSR Act or the EC Merger Regulations), such legal prohibition will not delay or otherwise prevent consummation of such transaction at its scheduled closing date. Moreover, Purchaser will not be entitled to purchase any Covered Shares pursuant to the Irrevocable Option if Purchaser has failed to purchase the Shares pursuant to the Offer in breach of its obligations under the Merger Agreement.

     Nevertheless, whenever the Irrevocable Option is exercisable, Purchaser may elect, instead of exercising the Irrevocable Option, to require a Shareholder upon consummation of the transaction contemplated by the Acquisition Proposal to pay to Purchaser a portion of the consideration per Covered Share (the "Consideration") received by such Shareholder at the consummation of such transaction equal to the amount of the excess, if any, of the Consideration over the Offer Price, multiplied by the number of Covered Shares acquired in such transaction. Such payment will be made as and when paid in connection with such transaction.

     Restrictions on Transfer, Other Proxies; No Solicitation. Each Shareholder Agreement, other than that of John Walecka, provides that a Shareholder will not, until the termination of such Shareholder Agreement, directly or indirectly: (i) except as provided in the above paragraphs, transfer to any person any or all Covered Shares; or (ii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Covered Shares. Nothing contained in such Shareholder Agreement will prevent such Shareholder from transferring any or all of the Covered Shares to an affiliate of such Shareholder which agrees to be bound by such Shareholder Agreement, provided that such Shareholder will continue to remain liable for all its obligations under such Shareholder Agreement.

     Each Shareholder, except for John Walecka, has agreed, in its capacity as a Shareholder of the Company, that it and its affiliates will not, and it will cause its representatives not to, directly or indirectly, (i) initiate, solicit, encourage (including by way of furnishing non-public information), participate in or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes or is reasonably likely to lead to an Acquisition Proposal or
(ii) engage in any negotiations concerning, or provide any non-public information or data to, or have any discussions with, any third party relating to an Acquisition Proposal. Such Shareholder will notify Parent promptly (but in any event within 24 hours) if any such inquiries, proposals or offers are received by, any such information requested from, or any such discussions or negotiations are sought to be initiated or continued with such Shareholder or its representatives (if any) in each case in connection with any Acquisition Proposal indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter will keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such negotiations or discussions. Such Shareholder has agreed that it will immediately cease and cause to be terminated any existing activities or discussion with any parties previously conducted with respect to an Acquisition Proposal and will request from each person that has previously executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information that has been furnished to such person by or on behalf of it or any of its subsidiaries. The foregoing will be subject to such Shareholder's fiduciary duties as a director and/or officer of the Company. Any action taken by the Company or any member of the Company Board in his capacity as such in accordance with the terms of the Merger Agreement will be deemed not to violate this paragraph.

     Waiver of Appraisal Rights. Each Shareholder has waived any rights of appraisal or rights to dissent from the Merger that it may have.

     Non-Competition. In consideration of the transactions contemplated under each Shareholder Agreement and the Merger Agreement, each of Steve Y. Kim and Yuri Pikover has agreed that, commencing on the Effective Time and for a period ending four years after the Effective Time for Mr. Kim and two years after the Effective Time for Mr. Pikover, he will not, directly or indirectly:

          (i) own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of designing, manufacturing and/or selling enterprise data LAN switching, ATM switching and/or Gigabit Ethernet switching products to customers in the enterprise and/or carrier markets. However, the following will not be deemed a violation of this covenant: (A) the ownership of not more than three percent of any class of publicly traded securities of any entity; and (B) passive investments in venture capital funds or similar entities established by persons who are not affiliated with or related to such Shareholder and over which such Shareholder has no power to direct the management or investment decisions;

          (ii) offer to employ or otherwise engage any person who is then (or was at any time within one year prior to the time of such employment, engagement or offer thereof) an employee, sales representative or agent of the Company; or

          (iii) solicit any business from any person or entity that is at the time of such solicitation a customer of the Company in a manner likely to result in a discontinuance or reduction of the extent of such person's or entity's business relationship with the Company, or induce or influence any customer, supplier or other person that has a business relationship with the Company to discontinue or reduce the extent of such relationship with the Company.

     Cancellation of Change of Control Agreements; Agreement to Rollover Shares Under Option; Option Vesting. In consideration of the transactions contemplated under each Shareholder Agreement and under the Merger Agreement, each of Messrs. Kim and Pikover has agreed to waive, effective at, and contingent upon the occurrence of, the Effective Time, any and all claims, rights and entitlements that he has, has had or may ever have with respect to or arising under the Change of Control Agreement between such Shareholder and the Company (the "CIC Agreement") and release, effective at, and contingent upon the occurrence of, the Effective Time, the Company and its officers, directors, shareholders, employees and representatives and any of their successors and assigns from any and all such claims, rights and entitlements relating to or arising under the CIC Agreement. Each of Messrs. Kim and Pikover has acknowledged that the CIC Agreement will become null and void at the Effective Time.

     The Shareholder Agreements further provide that Messrs. Kim and Pikover may not exercise, sell or otherwise transfer (or attempt to exercise, sell or otherwise transfer) any of their outstanding options to purchase shares of the Company (whether vested or unvested) (the "Shareholder Options"), and will take any and all actions necessary to ensure that all of their Shareholder Options are converted in accordance with clause (ii) of the third paragraph under "The Merger Agreement -- Stock Option; Stock Purchase Plan" above.

     The Company and Mr. Pikover have also agreed that, as of the Effective Time, Mr. Pikover's Shareholder Options will be amended to provide that: (I) the Shareholder Options will not terminate following the termination of Mr. Pikover's employment for any reason other than for "cause"; (II) Mr. Pikover will continue to vest in the Shareholder Options in accordance with the applicable option plan or agreements for the Shareholder Options on the same basis as if he continued to be employed, provided that he continues to fulfill all obligations with respect to the restrictive non-competition covenant described above; and (III) if Mr. Pikover fulfills such restrictive covenant obligations, he will be entitled to exercise his Shareholder Options at any time within the 30 day period following the satisfaction of the restrictive covenant. Unless terminated earlier as contemplated above, under the applicable option plan or under the agreements for the Shareholder Options, Mr. Pikover's Shareholder Options will automatically expire on their originally-specified expiration dates. For purposes of Mr. Pikover's Shareholder Agreement, "cause" means his fraud, embezzlement or similar activities; or his conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, embezzlement or other defalcation or any crime involving moral turpitude; or his commission of any act of dishonesty or series of repeated acts of dishonesty which are not in the best interests of the Company, or which are injurious to the business reputation of the Company; or his willful and repeated failure to perform his material duties of employment, which failure has not been cured within 30 business days after the Company gives him written notice.

     Termination. Each Shareholder Agreement, other than that of John Walecka, and all rights and obligations of the parties thereunder, will terminate upon the earlier of (a) the date upon which Parent has purchased and paid for all of the Owned Shares of such Shareholder in accordance with the terms of the Offer,
(b) if the Merger Agreement is terminated in circumstances that do not give rise to the payment of the Fee, the date on which the Merger Agreement is terminated,
(c) if the Merger Agreement is terminated in circumstances that give rise to the payment of the Fee and the Company has not entered into a letter of intent or definitive agreement with respect to a transaction contemplated by an Acquisition Proposal within six months following such date of termination, six months following the date on which the Merger Agreement is terminated, and (d) if the Merger Agreement is terminated in circumstances that give rise to the payment of the Fee and the Company has entered into a letter of intent or definitive agreement with respect to a transaction contemplated by an Acquisition Proposal within six months following such date of termination, the date on which such transaction is consummated. Mr. Walecka's Shareholder Agreement will terminate upon the earlier of (a) the date upon which Parent has purchased and paid for all of Mr. Walecka's Owned Shares in accordance with the terms of the Offer and (b) the date on which the Merger Agreement is terminated.

STOCK OPTION AGREEMENT

     Under the Stock Option Agreement, the Company granted to Purchaser an irrevocable Top-Up Stock Option to purchase that number of Top-Up Option Shares equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Purchaser, Parent and their subsidiaries immediately following consummation of the Offer, will constitute 90% of the shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price. However, the Top-Up Stock Option will not be exercisable if the number of shares of Company Common Stock subject thereto exceeds the number of authorized shares of Company Common Stock available for issuance.

     Subject to the terms and conditions of the Stock Option Agreement, the Top-Up Stock Option may be exercised by Purchaser, in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date (as defined below). A "Top-Up Exercise Event" will occur for purposes of the Stock Option Agreement at such time as such number of shares of Company Common Stock that have been validly tendered and not withdrawn when added to such number of Shares issuable pursuant to the Stock Option Agreement would constitute at least 90% of the shares of Company Common Stock then outstanding. Except as provided in the last sentence of this paragraph, the "Top-Up Termination Date" will occur for purposes of the Stock Option Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date which is ten business days after the occurrence of a Top-Up Exercise Event;
(iii) the termination of the Merger Agreement; and (iv) the date on which Purchaser waives the Minimum Condition and accepts for payment the Revised Minimum Number of Shares. Nevertheless, even if the Top-Up Termination Date has occurred, Purchaser will be entitled to purchase the Top-Up Option Shares if it has exercised the Top-Up Stock Option in accordance with the terms of the Stock Option Agreement prior to such occurrence.

     The obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Stock Option is subject to the following conditions: (a) all waiting periods, if any, under the HSR Act, the EC Merger Regulations or other applicable non-United States laws regulating competition, antitrust, investment or exchange controls applicable to the issuance of the Top-Up Option Shares have expired or have been terminated or waived; and (b) there is no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or governmental entity or similar binding legal restraint preventing or prohibiting the exercise of the Top-Up Stock Option or the delivery of the Top-Up Option Shares in respect of any such exercise.

EMPLOYMENT AGREEMENT

     Term and Position. Under an employment agreement, dated March 1, 1999 (the "Employment Agreement"), between Purchaser and Steve Y. Kim, Purchaser agreed to employ Mr. Kim as President and Chief Executive Officer of Purchaser. The term of the Employment Agreement is for two years commencing at the Effective Time. After the second anniversary, the term will be extended automatically for successive one-year periods unless earlier terminated by either party. All obligations under the Employment Agreement are conditioned upon consummation of the Merger, and the Employment Agreement will terminate if such condition is not satisfied.

     Compensation. Under the Employment Agreement, Mr. Kim will receive a base salary of $400,000 per year, subject to increase, and will be eligible for an annual bonus equal to 50% of his salary based on his achievement of certain performance standards. Mr. Kim will be eligible to participate in any benefit plans offered to employees or executives of Purchaser.

     Termination. Mr. Kim's employment may be terminated (i) due to his death or permanent disability, (ii) by Purchaser for "cause" at any time, (iii) by Mr. Kim for "good reason" or (iv) by Purchaser at any time "without cause." In the event of Mr. Kim's death or permanent disability or his termination for "cause," he will not be entitled to receive any further compensation or benefits, except for death or disability benefits. If Mr. Kim's employment is terminated by Purchaser "without cause" or by Mr. Kim for "good cause," then for two years from the date of termination, he will be entitled to the continuation of his then-effective annual rate of salary and existing health and welfare benefits.

     Covenants; Options. The Employment Agreement contains a non-competition and non-solicitation provision which extends for a period of four years from the Effective Time. The Employment Agreement also provides that, subject to Mr. Kim's fulfillment of such covenant, his options to purchase shares of the Company will not terminate following the termination of his employment for any reason other than for "cause" and he will continue to vest in, and be entitled to exercise, such options. In addition, Mr. Kim has agreed that, during the term of his employment and for two years thereafter, he will maintain the confidentiality of Purchaser's proprietary information.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; OTHER MATTERS.

     Purpose of the Offer. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will be a wholly-owned indirect subsidiary of Parent. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's business.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

     The Merger Agreement provides that, promptly upon the acceptance for payment by Parent or any of its subsidiaries for Shares purchased pursuant to the Offer, and from time to time thereafter as Shares are acquired by Parent or any of its subsidiaries, Parent will be entitled to designate such number of directors, rounded up to the next greatest whole number, on the Company Board as will give Parent representation on the Company Board equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent or any of their affiliates (including Shares accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its affiliates, which would not include Parent, Purchaser or its affiliates) bears to the number of Shares outstanding. However, if Purchaser acquires the Revised Minimum Number of Shares in the Offer, such number of directors will be rounded up to the greatest whole number plus one to give Purchaser at least a majority of the members of the Company Board. The Merger Agreement further provides that the directors of Purchaser and the officers of the Company immediately prior to the Effective Time will be the initial directors and officers, respectively, of the Surviving Corporation.

     Shareholder Approval. Under the CGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the approval and adoption of the Merger by the shareholders of the Company in accordance with the CGCL. In addition, the Company has represented that the affirmative vote of the holders of at least a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. Therefore, unless the Merger is consummated in accordance with the short-form merger provisions under the CGCL described below (in which case no action by the shareholders of the Company will be required to consummate the Merger), the only remaining corporate action of the Company will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries or affiliates in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. In the event that the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholder of the Company.

     Short-Form Merger. Section 1110 of the CGCL provides that, if a parent corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the merger of the parent corporation into the subsidiary corporation may be effected by having the board of directors of the parent corporation approve and adopt a resolution or plan of merger and by making the appropriate filings with the California Secretary of State, without any action or vote on the part of the shareholders of the subsidiary corporation. Under the CGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to effect the Merger without a vote of the shareholders of the Company. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance of and payment for Shares by Purchaser pursuant to the Offer without a meeting of shareholders of the Company.

     Under the CGCL, the Merger may not be accomplished for cash paid to the Company's shareholders if Purchaser owns, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. If such shareholder consent or Commissioner of Corporations approval is not obtained, the CGCL requires that the consideration received in the Merger consist only of non-redeemable common stock of Parent. The purpose of the Offer is to obtain 90% or more of the Shares and thus to enable Parent and Purchaser to acquire all the equity of the Company for consideration consisting solely of cash.

     Dissenters' Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time, by complying with the provisions of Chapter 13 of the CGCL, may have certain rights to dissent and to require the Company to purchase their Shares for cash at "fair market value." In general, holders of Shares will be entitled to exercise dissenters' rights under the CGCL only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the Shares held by such holders are subject to any restriction on transfer imposed by the Company or by any law or regulation ("Restricted Shares"). Accordingly, if any holder of Restricted Shares or the holders of five percent or more of the Shares properly file demands for payment, all other holders who fully comply with all other applicable provisions of Chapter 13 of the CGCL will be entitled to require the Company to purchase their Shares for cash at their fair market value if the Merger is consummated. In addition, if immediately prior to the Effective Time, the Shares are not listed on a national securities exchange or on the list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), holders of Shares may exercise dissenters' rights as to any or all of their Shares entitled to such rights

     If the statutory procedures under the CGCL relating to dissenters' rights are complied with, such rights could lead to a judicial determination of the fair market value of the Shares. The "fair market value" would be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a result of the Merger. The value so determined could be more or less than the Offer Price.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CGCL. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE CGCL.

     Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 will not be applicable to the Merger or any such other business combination if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the value of the consideration paid per Share in the Merger or other business combination (measured at the time of consummation of the Merger) is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

12.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that, during the period from the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement or the Effective Time, neither the Company nor any of its subsidiaries may, without the prior written consent of Parent, (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the above. See
Section 10.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Purchaser. The extent of the public market, if any, for the Shares and the availability of price quotations in respect thereof following the purchase of Shares pursuant to the Offer would depend upon the number of shareholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are listed on Nasdaq. According to Nasdaq's published guidelines, the Shares may no longer be quoted on Nasdaq if, among other things, the number of publicly held Shares (excluding Shares held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Shares) is less than 500,000, the aggregate market value of publicly held Shares is less than $1,000,000 or there are fewer than 300 holders of the Shares in round lots. If these standards are not met, quotations might continue to be published in the over-the-counter "additional list" or one of the "local lists" unless, as set forth in Nasdaq's published guidelines, the number of publicly held Shares is less than 100,000 or there are fewer than 300 holders in total. As described below, Purchaser intends to cause the Company to terminate its Nasdaq listing and Exchange Act registration if there are fewer than 300 holders of record of the Shares following consummation of the Offer. If Nasdaq were to delist the Shares, the market therefore could be adversely affected.

     The Shares are currently "margin securities," as such term is defined under the rules of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of their Shares pursuant to Rule 144 promulgated under the Securities Act of 1933. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (but subject in all cases to the provisions of the Merger Agreement), Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer or amend the Offer as to any Shares not then paid for, if
(i) any applicable waiting period under the HSR Act, the EC Merger Regulations (as defined below) or any applicable non-United States laws regulating competition, antitrust, investment or exchange controls has not expired or terminated prior to the expiration of the Offer (the "HSR/Foreign Antitrust Condition"), (ii) the Minimum Condition has not been satisfied or waived (pursuant to the Merger Agreement) or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events occurs or is determined by Purchaser to have occurred (other than as the result of any action or inaction of Parent or its subsidiaries that would constitute a material breach of the Merger Agreement (other than the representations and warranties of Parent and Purchaser)):

          (a) there has been instituted or is pending any suit, action or proceeding by any governmental entity seeking, or by any other person which would reasonably be expected to, (i) prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, (ii) prohibit the acquisition by Parent or Purchaser of any Shares under the Offer or pursuant to the Stock Option Agreement or the Shareholder Agreements, to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, the Stock Option Agreement or the Shareholder Agreements, or to require the Company, Parent or Purchaser to pay any damages that are material in relation to the Company taken as a whole, (iii) impose material limitations on the ability of Purchaser, or to render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders or (v) have a Company Material Adverse Effect or materially adversely affect the ability of the Company or Parent to consummate the Offer or the Merger or to perform any of their obligations under the Merger Agreement or the Stock Option Agreement; or

          (b) there is any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action is taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, EC Merger Regulations and applicable non-United States laws regulating competition, antitrust, investment or exchange controls that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (v) of paragraph (a) above; or

          (c) there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in Nasdaq (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States other than the current hostilities in Iraq, Kosovo, Bosnia or Serbia, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) there has occurred and is continuing any change, condition, event or development that would reasonably be expected to result in a Company Material Adverse Effect; or

          (e) the Company Board or any committee thereof has (i) withdrawn, modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger Agreement or the Merger or has resolved to do so or (ii) recommended or taken a "neutral" position with respect to the approval or acceptance of an

     Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Purchaser or their affiliates or has resolved to do so; or

          (f) any of the representations and warranties of the Company set forth in the Merger Agreement (disregarding for this purpose any qualifications with respect to materiality or Company Material Adverse Effect) are not true and correct as of the date of the Merger Agreement and as of the scheduled expiration of the Offer and where the failure to be true and correct would, together with all other such failures, have a Company Material Adverse Effect; or

          (g) the Company has and continues to have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

          (h) the Merger Agreement has been terminated in accordance with its terms;

which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The above conditions are for the sole benefit of Parent and Purchaser and may (subject to the terms of the Merger Agreement) be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the above rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

     "EC Merger Regulations" means Council Regulation (EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertakings, OJ
(1989) L 395/1 (as amended) and the regulations and decisions of the Commission of the European Community or other organs of the European Union or European Community implementing such regulations.

15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company, the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action, except as described below under "State Takeover Laws." There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See
Section 14.

     State Takeover Laws; Section 1203 of the CGCL. The Company is incorporated under the laws of the State of California. Section 1203 of the CGCL provides that if a tender offer is made to some or all of a corporation's shareholders by an "interested party," an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation is required to be delivered to the shareholders at the time that the tender offer is first made in writing to the shareholders. However, if the tender offer is commenced by publication and tender offer materials are subsequently mailed or otherwise distributed to the shareholders, the opinion may be omitted in the publication if the opinion is included in the materials distributed to the shareholders. For purposes of Section 1203, the term "interested party" includes, among other things, a person who is a party to the transaction and (A) directly or indirectly controls the corporation that is the subject of the tender offer or proposal, (B) is, or is directly or indirectly controlled by, an officer or director of the subject corporation or (C) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation. While none of the Company, Parent or Purchaser believes that the Offer constitutes a transaction that falls within the provisions of
Section 1203, an independent financial advisor, Morgan Stanley, has been retained by the Company to provide a fairness opinion with respect to the Offer.

     Under the CGCL, the Merger may not be accomplished for cash paid to the shareholders of the Company if Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares, unless either all the shareholders of the Company consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof.

     The Merger Agreement provides that, in the event less than 90% of the Shares then outstanding are tendered pursuant to the Offer on any scheduled Expiration Date and provided that certain other conditions have been met, Purchaser may, in its sole discretion, either (i) extend the Offer or (ii) amend the Offer to provide that, in the event (A) the Minimum Condition is not satisfied at the next scheduled Expiration Date (without giving effect to the potential issuance of any Shares issuable upon exercise of the Stock Option Agreement) and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date is more than 50% of the then outstanding Shares, Purchaser will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned by Purchaser, will equal the Revised Minimum Number, and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that Purchaser may, but will not in any event be required to accept for payment, and pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable Expiration Date). In the event that Purchaser acquires the Revised Minimum Number of Shares, it would have the ability to ensure approval of the Merger by the shareholders of the Company with the approval of a de minimus number of remaining outstanding Shares.

     A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Company, directly or through subsidiaries, may conduct business in a number of states throughout the United States, some of which may have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not attempted to comply with any such laws. Should any person seek to apply any state takeover law, Purchaser reserves the right to challenge the validity or applicability of any such statute allegedly applicable to the Offer in appropriate court proceedings or otherwise, and nothing contained in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws applies to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the DOJ (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements.

     Pursuant to the HSR Act, Parent intends to file a Premerger Notification and Report Form (the "HSR Report") with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Parent intends to file the HSR Report on March 8, 1999, so as to allow the applicable HSR Act waiting period for the Offer to expire on or prior to 11:59 p.m., New York City time, on March 22, 1999. Pursuant to the HSR Act, Parent intends to request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     On March 2, 1999, an action entitled Daniel W. Krasner v. Xylan Corporation et. al. was filed, and on March 5, 1999, an action entitled Jay Gentile v. Xylan Corporation et. al. was filed, each in the Superior Court of the State of California for the County of Los Angeles, in which the respective plaintiffs named as defendants the Company, the directors of the Company and Parent. The complaints purport to assert claims on behalf of all public shareholders of the Company. The complaints allege that Parent and the members of the Company Board have breached their fiduciary duties to the Company and that Parent used its relationship with the Company and the Company Board to force the Company Board to accept an inadequate proposal.

     The complaints seek class certification and other equitable and monetary relief, including enjoining the Offer and the Merger or awarding damages. Parent and the Company believe that the allegations are without merit and intend to vigorously contest these actions. There can be no assurance that the defendants will be successful.

     Foreign Laws. There is a possibility that filings may have to be made with foreign governmental or regulatory authorities under their pre-merger notification or similar statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, such filings will be made.

16.  FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Lehman Brothers is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company under an agreement dated February 24, 1999. Parent has agreed to pay Lehman Brothers a fee structured and payable as follows: $0.25 million upon the signing of such agreement; $1.5 million upon the announcement of the Merger Agreement on March 2, 1999; $1.0 million upon the commencement of the Offer on March 8, 1999; and, upon the successful closing of the Merger, a success fee of 0.55% of the total consideration involved in the completed transaction less the amounts previously paid. Parent has also agreed to reimburse Lehman Brothers for all reasonable out-of-pocket expenses incurred by it, including the reasonable fees and expenses of legal counsel, and to indemnify Lehman Brothers against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     Purchaser and Parent have retained Georgeson & Company Inc., as the Information Agent, and The Bank of New York, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

     The Information Agent and the Depositary will receive reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for their reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in such state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the SEC the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                          Zeus Acquisition Corp.

March 8, 1999

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments during the five years, of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is 54, rue La Boetie, 75008 Paris, France. Unless otherwise indicated, each such person is a citizen of France and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

DIRECTORS

     SERGE TCHURUK. Chairman and Chief Executive Officer of Alcatel since June 1995. During the previous five years, he was Chairman and Chief Executive Officer of Total S.A., a French oil company located at Tour Total, 24 Cours Michelet, 92800 Puteaux, France.

     AMBROISE ROUX. Honorary Chairman and Director of Alcatel since 1986, Chairman of the Supervisory Board of Pinault Printemps La Redoute S.A., a diversified distribution group comprised of retail, wholesale, financial services and international trade operations, located at 18 Place Henri Bergson, 75381 Paris, France, since December 1992, and Vice Chairman of Vivendi (formerly Compagnie Generale des Eaux SA), one of the world's top two water companies focusing in the utilities, communications and construction markets, located at 52, rue d'Anjou, 75008 Paris, France. During the last five years, he was also Vice Chairman and Chief Executive Officer of Banque du Louvre, a French bank located at 139 blvd. Haussman, 75008 Paris, France.

     RAND V. ARASKOG. Chairman and Chief Executive Officer of ITT Corporation NV, a real estate holding company located at 1330 Avenue of the Americas, New York, New York 10019, until February 1998. Previously served as Chief Executive Officer of the corporate predecessor of ITT Industries from 1979 and as its Chairman. A U.S. citizen.

     DANIEL BERNARD. Chairman and Chief Executive Officer of Carrefour S.A., France's largest hypermarket network located at 6, avenue Raymond Poincare, B.P. 419.16, 75769 Paris Cedex 16, France, since April 1998 and Chairman of the Directoire of Carrefour S.A. between December 1992 and April 1998.

     PHILIPPE BISSARA. Managing Director of ANSA (Association Nationale des Societes par Actions), a legal consulting and lobbying organization located at 15, Place du General Catroux, 75017 Paris, France, since July 1997. Prior thereto, he was General Counsel and Company Secretary of Alcatel and a Member of the Supervisory Board of Gec Alsthom NV, a former subsidiary of Alcatel.

     PAOLO CANTARELLA. Managing Director of Fiat Auto S.p.A., an Italian automobile manufacturer located at 250, via Nizza, 10126 Turin, Italy. An Italian citizen.

     GUY DEJOUANY. Chairman and Chief Executive Officer of Vivendi (formerly Compagnie Generale des Eaux SA), one of the world's top two water companies focusing in the utilities, communications and construction markets, located at 52, rue d'Anjou, 75008 Paris, France, from 1976 to 1996, when he was appointed Honorary Chairman.

     JACQUES FRIEDMANN. Chairman of the Supervisory Board of AXA-U.A.P. S.A., a French insurance company located at 9, place Vendome, 75001 Paris, France, since 1997. Prior thereto, he was Chairman and Chief Executive Officer of U.A.P. until its merger with AXA.

     NOEL GOUTARD. Chairman and Chief Executive Officer of Valeo S.A., a company which designs and manufacturers components for both the original equipment and aftermarket segments of the automotive industry, located at 43, rue Bayen, 75848 Paris Cedex 17, France, since January 1987.

     FRANCOIS DE LAAGE DE MEUX. Chairman of the French Committee, International Chamber of Commerce, located at 9, rue d'Anjou, 75008 Paris, France, since 1996. During the previous five years, he was General Manager of Alcatel, Chairman and Chief Executive Officer of Alcatel Alsthom Maroc and Member of the Supervisory Board of Gec Alsthom NV.

     PIERRE-LOUIS LIONS. Professor at the University of Paris IX -- Dauphine, located at Place de Lattre de Tassigny, 75775 Paris Cedex 16, France, since 1981, and the Ecole Polytechnique, located at 91128 Palaiseau Cedex, France, since 1992. Member of the French Academy of Sciences (Section de mathematiques) since 1994.

     THIERRY DE LOPPINOT. Legal Counsel at Alcatel Headquarters, a Member of the Supervisory Board since February 1991, and Chairman since May 1995 of the Alcatel employees' investment fund.

     BRUNO VAILLANT. Engineer in charge of scientific information at Alcatel Space Industries, located at 26, avenue Champollion, BP 1187, 31037 Toulouse Cedex 1, France, since 1987 and a Member of the Supervisory Board of the Alcatel employees' investment fund since 1997.

     MARC VIENOT. Honorary Chairman (since November 1997) and Director (since June 1986) of Societe Generale, one of the three largest commercial banks in France, located at 92972 Paris La Defense Cedex, France. During the previous five years, he was also Chairman and Chief Executive Officer of Societe Generale.

     HELMUT WERNER. Chairman of the Supervisory Board of Alcatel Deutschland GmbH, a subsidiary of Alcatel, since 1997. During the previous five years, he was Chairman of the Management Board of Mercedes Benz AG, located at D-10878 Berlin, Germany, and Chairman of Daimler Chrysler AG, located at HPC Z 850, D-70546 Stuttgart, Germany, German automobile manufacturers. A German citizen.

EXECUTIVE OFFICERS

     SERGE TCHURUK. Chairman and Chief Executive Officer of Alcatel since June 1995. During the previous five years, he was Chairman and Chief Executive Officer of Total S.A., a French oil company located at Tour Total, 24 Cours Michelet, 92800 Puteaux, France.

     JEAN-PIERRE HALBRON. Senior Executive Vice President of Alcatel since January 1997 and a Member of the Executive Committee since July 1995. Chairman and Chief Executive Officer of Electro Banque, a commercial bank subsidiary of Alcatel located at 54 rue la Boetie, 75411 Paris Cedex 8, France, since September 1995. Prior thereto, he was President and Chief Executive Officer of Wasserstein Perella France, a merchant bank located at 10 rue de la Paix, 75002 Paris, France.

     JOZEF CORNU. Appointed President of the Alcatel Network Systems Group on January 1, 1990. Since July 17, 1995, he has been Chief Operating Officer of the Telecom Sector of Alcatel and a Member of the Alcatel Executive Committee.

     GERARD HAUSER. Since November 1996, he has been Chairman and Chief Executive Officer of Alcatel Cable France, Chairman of the Cables and Components Segment and a Member of the Executive Committee of Alcatel. From 1975 to 1996, he worked for the Pechiney S.A. Group, a leading producer of primary aluminum and aluminum cans and metal and plastic packaging, located at 10, place des Vosges, La Defense 5, 92400 Courbevoie, France.

     ANNE LAUVERGEON. In 1991, she was appointed Deputy Chief of Staff at the French Presidency, located at Palais de l'Elysee, 55, rue du Fauborg Saint-Honore, 75008 Paris, France, and elected as "Sherpa" to the President, in charge of the preparation of the G7 summits. In 1995, she became a Partner of Lazard Freres, an investment banking firm located at 121, blvd. Haussmann, 75382 Paris, France. In March 1997, she was appointed Senior Executive Vice President of the Telecom Sector of Alcatel until July 1998, when she was appointed a Member of the Executive Committee of Alcatel.

     KRISH PRABHU. Senior Executive Vice President of the Telecom Sector of Alcatel since November 1998 and Executive Vice President and Member of the Executive Committee of Alcatel since July 1998. Since

September 1998, he has been President and Chief Executive Officer of Alcatel USA, located at 1000 Coit Road, Plano, Texas 75075. Joined Alcatel in the United States in 1991, becoming President of its Broadband Division in 1996. A U.S. citizen.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. Olivier Houssin is the sole director and executive officer of Purchaser. The biographical information for Mr. Houssin is listed below.

     OLIVIER HOUSSIN. Joined Alcatel in 1993. He was appointed Chairman and Chief Executive Officer of Alcatel Canada Wire Inc. and of Alcatel NA Cable Systems Inc. and Executive Vice President, American Sector of Alcatel Cable from 1993 to 1995, then President, Telecommunication Products Division, Cables and Components Sector of Alcatel from 1996 to 1998. He was appointed Executive Vice President of the Telecom Sector of Alcatel in 1998. Chairman of Purchaser.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

          By Mail:                   Facsimile Transmission:         By Hand or Overnight Courier:
                                 (for Eligible Institutions Only)
Tender & Exchange Department              (212) 815-6213             Tender & Exchange Department
       P.O. Box 11248                                                     101 Barclay Street
    Church Street Station                                             Receive and Deliver Window
New York, New York 10286-1248                                          New York, New York 10286

                              For Confirmation by
                                   Telephone:

                                 (800) 507-9357

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     (LOGO)
                               Wall Street Plaza
                           88 Pine Street, 30th Floor
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064

                      The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS
                          Three World Financial Center
                                200 Vesey Street
                            New York, New York 10285
                 Call Collect: (212) 526-5044 or (212) 526-2660